Exhibit 99.1

Contact: Drew Babin, CFA, CMA
Senior Managing Director of Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

CO-FOUNDER EMMETT E. MCLEAN TO RETIRE AS MEDICAL PROPERTIES TRUST EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER AND SECRETARY

Birmingham, AL – February 23, 2023 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced that Emmett E. McLean, Executive Vice President, Chief Operating Officer and Secretary, will retire from the Company effective September 1, 2023, after more than 20 years of service.

McLean turns 68 this year and plans to spend more time with his wife Catherine and family, which includes three adult children, their spouses, and two grandchildren. One of the original three founders of MPT in 2003, McLean has been an integral part of the Company’s success, overseeing the Asset Management and Underwriting, Human Resources, and IT departments for much of his time with MPT. He established numerous organizational procedures in these departments and throughout the Company that have proven to be effective. He has also been instrumental in MPT’s employee recruitment and retention programs including the introduction of various employee benefit programs. McLean has served as chair of the Company’s Charity Committee since its inception.

“Emmett brought a wealth of experience to MPT from his career in the health care services industry where he served in senior financial positions and we have all benefited from his expertise,” said Edward K. Aldag, Jr., MPT’s Chairman, President, and Chief Executive Officer. “Beyond his organizational and management skills, Emmett is a great man with a servant’s heart. He delights in giving back to his community and his contributions to Birmingham and its surrounding areas are immeasurable.”

McLean is currently a member of the boards of the Alabama Symphony Orchestra, Ronald McDonald House Charities of Alabama, Smile-A-Mile, Greater Alabama Council - Boy Scouts of America, UAB Athletics Foundation, United Way of Central Alabama, UAB Arts, Mike Slive Foundation, Rotary Club of Birmingham Foundation, and The World Games 2022 Birmingham. He has chaired numerous charitable fundraising events in the Greater Birmingham metro area and this past year served as the 2022 Annual Campaign Chair for the United Way of Central Alabama.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 444 facilities and approximately 44,000 licensed beds in ten countries and across four continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

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